Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Synthetic Biologics, Inc.

Rockville, MD

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-180562, 333-188219, 333-156973, 333-206267, 333-207327, 333-206266, 333-203323 and 333-203322) and Form S-8 (Nos. 333-192355, 333-170858, 333-148764, 333-206268, 333-213388 and 333-203322) of our reports dated February 22, 2018, relating to the consolidated financial statements and the effectiveness of Synthetic Biologics, Inc.’s Internal Control over Financial Reporting, which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

BDO USA, LLP

February 22, 2018